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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

       GLOBECOMM SYSTEMS ANNOUNCES NOTIFICATION OF TERMINATION OF SERVICES
                    FROM A MAJOR CUSTOMER IN THE MIDDLE EAST

HAUPPAUGE, N.Y., AUGUST 27, 2002 -- Globecomm Systems Inc. (NASDAQ: GCOM-News), a leading global provider of end-to-end satellite-based communications solutions, today announced that the Company received notification for the termination of services from one of its major customers in the Middle East.

As a result of the termination of these contracts, the Company recorded an allowance for uncollectible accounts receivable in the amount of $3.2 million during the fourth quarter period ended June 30, 2002. In addition to the allowance for uncollectible accounts receivable, the Company will reverse $12.6 million of backlog, which would have been recorded as revenues over the next three years. For the fiscal years ended June 30, 2002 and 2001 these contracts have accounted for $5.0 million and $3.2 million of the Company's revenues, respectively.

Globecomm Chairman and CEO David Hershberg said,"We are very disappointed by the decision of one of our larger Middle Eastern customers to terminate service. The Company is vigorously pursuing its remedies under the contracts, including collection of the outstanding receivable amounts as well as other amounts due pursuant to the early cancellation and will pursue all available means to achieve a successful outcome. The Company is also pursuing relationships with other leading businesses in the Middle East and intends to remain active in the region."

Globecomm Systems Inc. is an end-to-end satellite-based communications solutions provider. The Company's core business provides end-to-end value-added satellite-based communications solutions. This business supplies ground segment systems and networks for satellite-based communications including hardware and software to support a wide range of satellite systems. Its wholly owned subsidiary, NetSat Express provides end-to-end satellite-based Internet solutions including network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. Both Globecomm Systems' and NetSat Express' customers include communication service providers, multinational corporations, Internet Service Providers, content providers and government entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Hong Kong and the United Kingdom.


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FOR MORE INFORMATION CONTACT:

David Hershberg: Chairman and Chief Executive Officer 631-231-9800, Globecomm Systems Inc.

Matthew Byron: Investor Relations 631-457-1301, Globecomm Systems Inc.

Marilyn Meek: Investor Relations 212-445-8451, FRB/Weber Shandwick



Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788-3816, USA.

TEL: +1 631 231-9800, FAX: +1 631 231-1557;

Email: info@globecommsystems.com; Web: www.globecommsystems.com.


       Certain of the statements contained in this press release may be deemed forward-looking statements, including, without limitation, its ability to pursue successfully its remedies against its terminating customer and its potential for success in generating business from other Middle Eastern customers. Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from these statements and matters include but are not limited to risks and other factors detailed, from time to time, in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, which the Company urges investors to consider.



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